Exhibit 1.5

This exchange offer is made for the securities of a foreign company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.

This document has been translated from the Japanese-language original for reference purposes only. While this English translation is believed to be generally accurate, it is subject to, and qualified by, in its entirety, the Japanese-language original. Such Japanese-language original shall be the controlling document for all purposes.

June 24, 2024

To Our Shareholders:

Inageya Co., Ltd.
Yoshikazu Motosugi
Representative Director and
President Securities code: 8182
To Contact: Kazushige Hamura
Senior Managing Director
(TEL 042-537-5111)

Notice Regarding Holding Adjourned Meeting for 76th Annual General Meeting of Shareholders

We hereby inform you that our board of directors decided today that an adjourned meeting for the 76th Annual General Meeting of Shareholders will be held.

We originally planned in our agenda to report to all shareholders at the 76th Annual General Meeting of Shareholders to be held on June 26, 2024 (“AGM”), “The Business Report and Consolidated Financial Statements for the Company’s 76th Fiscal Year (April 1, 2023 - March 31, 2024) and results of audits by the Accounting Auditor and the Audit & Supervisory Board of the Consolidated Financial Statements” and “Non-consolidated Financial Statements for the Company’s 76th Fiscal Year (April 1, 2023 - March 31, 2024)” (collectively, “Matters Reported”).

However, as explained in “Corrections in Consolidated Financial Report for the Fiscal Year Ended March 31, 2024 (Japanese GAAP) (Corrections and Numerical Data Corrections)” published on June 24, 2024, the deferred tax liabilities of 1,231 million yen and income taxes-deferred of 1,231 million yen, will be newly recorded in the consolidated financial statements. As a result, we decided to make corrections to the business report and consolidated financial statements in “Notice of Convocation of the 76th Annual General Meeting of Shareholders” (“Notice of Convocation”) (see “Corrections in Consolidated Financial Report for the Fiscal Year Ended March 31, 2024 (Japanese GAAP) (Corrections and Numerical Data Corrections)” published today and corrected the Notice of Convocation for details of the corrections).

We apologize for the corrections to the financial statements immediately before the AGM. To ensure that all shareholders have sufficient time to read the corrected Notice of Convocation, we plan to hold an adjourned meeting for the AGM (“Adjourned Meeting”) to report to the revised 76th Matters Reported reflecting the corrections at issue. We plan to discuss with you regarding the holding of the Adjourned Meeting at the AGM.

Upon the approval of this proposal, we plan to hold the Adjourned Meeting as detailed below.

As the Adjourned Meeting constitutes a part of the AGM, we invite all shareholders with voting rights for the AGM to attend the Adjourned Meeting.

Adjourned Meeting for the AGM (scheduled)

1.	Date and Time: July 26, 2024 (Fri.) at 9:30 a.m.

2.	Place: Inageya Headquarters, 3rd floor meeting room (6-1-1 Sakae-cho, Tachikawa City, Tokyo)

3.	Agenda / Matters Reported

1.	The Business Report and Consolidated Financial Statements for the Company’s 76th Fiscal Year (April 1, 2023 - March 31, 2024) and results of audits by the Accounting Auditor and the Audit & Supervisory Board of the Consolidated Financial Statements

2.	Non-consolidated Financial Statements for the Company’s 76th Fiscal Year (April 1, 2023 - March 31, 2024).

END